Exhibit T3A.41.2

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:30 PM 05/08/1991
721128228-844467
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
* * * * *
The CIT Group/Capital Financing, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of The CIT Group/Capital Financing, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows: “The name by which the company is to be known is ‘The CIT Group/Capital Equipment Financing, inc.’”
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, The CIT Group/Capital Financing, Inc. has caused this certificate to be signed by Nikita Zdanow, its President and attested by Leo Sheer, its Secretary, this 8th day of May, 1991.

THE CIT GROUP/CAPITAL FINANCING, INC.

By	/s/ Nikita Zdanow

Nikita Zdanow, President

ATTEST

By	/s/ Leo Sheer
Leo Sheer, Secretary